EXHIBIT 99.

FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Stephen Clark x 4260 e-mail: sclark@sjindustries.com
Media Contact: Joanne Brigandi x 4240 e-mail: jbrigandi@sjindustries.com
May 4, 2012

SJI Reports Record First Quarter Results
Guidance for 2012 Economic EPS Growth Set at 4% to 8%

Folsom, NJ – South Jersey Industries (NYSE: SJI) today announced GAAP income from continuing operations for the first quarter 2012 of $54.2 million, or $1.79 per share, as compared with income of $51.8 million, or $1.73 per share, for the first quarter 2011. Income from continuing operations on an Economic Earnings basis for the first quarter 2012 was $50.0 million, or $1.65 per share, as compared with $48.9 million, or $1.63 per share, for the same period last year.

“We expect to deliver strong earnings growth again in 2012, despite an estimated negative impact on retail energy margins of approximately $1.8 million during the first quarter due to extremely warm weather,” said SJI Chairman and CEO Edward J. Graham. “Our guidance for 2012 growth of 4%-to-8% in Economic Earnings per Share reflects this view,” continued Graham. SJI’s target 4%-to-8% growth in Economic Earnings per Share equates to $3.01 to $3.12 per share for the full year 2012. SJI’s long-term goal remains to grow Economic Earnings by an average of 6%-to-7% annually and it has consistently outperformed that target over the past 6 years.

A reconciliation of Economic Earnings to net income for the first quarters of 2012 and 2011 is detailed below. The non-GAAP measure, Economic Earnings, makes adjustments to income from continuing operations. Please refer to the Explanation and Reconciliation of Non-GAAP Financial Measures at the end of this release for more information.

	Three Months Ended March 31
	2012	2011
	(In thousands except per share data)

Income from Continuing Operations	$54,211	$51,831
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(4,198)	(3,117)
Realized Losses/(Gains) Inventory Injection Hedges	24	172
Economic Earnings	$50,037	$48,886

Earnings per Share from Continuing Operations	$1.79	$1.73
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(0.14)	(0.10)
Realized (Gains) /Losses on Inventory Injection Hedges	0.00	0.00
Economic Earnings per Share	$1.65	$1.63

-MORE-

SJI Earnings – Add 1

Utility Business Performance: South Jersey Gas’ net income for the first quarter of 2012 was $35.0 million as compared with $32.3 million last year. There is no difference between GAAP net income and Economic Earnings at the utility. Higher net margin primarily due to the impact of the infrastructure investments under the Capital Investment Recovery Tracker (CIRT) was partially offset by higher general operating expenses.

•
Regulatory Update – Earlier this week, the New Jersey Board of Public Utilities (NJBPU) approved a $35.0 million increase in investments under the CIRT for 2012. The program, which originated in 2009, accelerates planned capital expenditures that enhance the delivery of safe and reliable service and create jobs. Combined with the previously approved CIRT projects that have not yet been completed, SJG spent $14.8 million in the first quarter and forecasts investing a total of $49.5 million on CIRT projects in 2012. SJG anticipates a total annualized net income benefit of approximately $2.1 million from these CIRT investments in 2012. In particular, these projects focus on replacement of aging bare steel and cast iron pipe and other system improvements while creating and maintaining jobs in the local economy. As with the previous CIRT approval, SJG recovers the costs associated with these improvements through rate adjustments. As part of the program, SJG earns a return of, and a return on, these infrastructure investments as the dollars are spent.

We have begun discussions with the NJBPU on a longer-term mechanism for 2013 and beyond to support our infrastructure investment, again focused on the replacement of aging pipe and other system improvements. In fact, New Jersey water companies recently received approval for a long-term regulatory mechanism to accomplish just that.

•
Customer Growth - South Jersey Gas increased its customer base during the 12-month period ended March 31, 2012, by 4,660 for a total of 353,756 customers. Despite continuing weakness in the new housing construction market, we achieved this 1.3% increase in total customers primarily through increased conversions to natural gas from other fuel sources. We added just over 1,400 conversion customers during the first quarter of 2012. Our goal is to add 3,600 more customers via conversion during the remainder of 2012, with a target of adding over 20,000 conversion customers by the end of 2016. SJG earns approximately $250 in annualized, after-tax margin on each new customer added.

•
Strategic Initiatives – In March, SJG opened its first compressed natural gas (CNG) filling station at our Glassboro, NJ facility. This station will service both SJG’s fleet as well as the public. SJG has committed to converting its entire vehicle fleet to CNG over the next 10 years. In support of that goal, we plan to construct up to seven CNG fueling stations over the next 3 years. SJG also recently filed an extension of the Energy Efficiency Tracker (EET) which includes funding to aid municipalities and other public entities in their fleet conversion to low-cost, environmentally friendly CNG. Finally, the continued low price of natural gas has stimulated interest in both the re-powering of existing, and the construction of new, distributed generation facilities to produce electricity in southern New Jersey, in line with New Jersey’s Energy Master Plan. SJG is well-positioned to serve facilities built within our service territory.

-MORE-

SJI Earnings – Add 2

Non-Utility Results: Non-utility operations reported income from continuing operations on a GAAP basis of $19.2 million for the first quarter 2012 compared with $19.5 million in 2011. GAAP results are heavily affected by the impact of mark-to-market accounting rules on our commodity marketing activities. On an Economic Earnings basis, non-utility operations contributed $15.0 million for the first quarter 2012, as compared with $16.6 million during the first quarter of 2011.  Warmer-than-expected temperatures accounted for a significant reduction in Economic Earnings for the first quarter of 2012 in both our retail energy and wholesale commodity marketing businesses.

Our non-utility businesses are grouped in two business segments: Retail Energy and Wholesale Energy. Retail Energy is comprised of Marina Energy, South Jersey Energy and the remaining non-utility businesses that serve the end-user. Wholesale Energy is comprised of South Jersey Resources Group, including our activities involving the Marcellus Shale. Performance in these business segments was as follows:

•
Wholesale Energy –Economic Earnings for the first quarter 2012 reflected income of $3.9 million for this upstream business, as compared with income of $5.4 million in the first quarter of 2011. Wholesale gas marketing is impacted by the same ongoing thin storage spreads and lack of price volatility experienced industry-wide as seasonal variations in natural gas prices and the value of transportation assets are not as robust as in prior years. Warmer-than-normal temperatures compounded this effect during the first quarter of 2012. We continue to seek opportunities to extract value from these assets where possible. Our wholesale business has become less focused on traditional storage and trading strategies and more focused on gas marketing opportunities throughout the Northeast.

The proximity of the Marcellus and Utica Shales to our local market area coupled with our demonstrated marketing relationships and expertise will generate ongoing opportunities for SJI. We remain focused on both short-term marketing opportunities to move natural gas from the well-head to end users including other utilities, retail customers and merchant generation plants, as well as long-term contract opportunities with established producers. In addition to distributed generation projects potentially being developed in New Jersey, there are several generation plants in Pennsylvania slated to be re-powered with natural gas which present significant opportunities for this business.

•
Retail Energy– This downstream business added $11.1 million in Economic Earnings to SJI’s bottom line in the first quarter of 2012, compared with $11.2 million in the prior-year period. The key driver for this business was $10.4 million of ITCs derived from energy project development. Operating earnings in this business were reduced by approximately $1.8 million as a result of extremely warm weather experienced in the quarter.

First quarter 2012 results at our non-regulated energy project business were driven by the recognition of of the ITCs associated with 8 renewable energy projects. Based upon our current project queue, we anticipate recognizing total ITC of $19.7 million during the full year 2012.

-MORE-

SJI Earnings – Add 3

•
Noteworthy Post Quarter Events - Energenic, our joint venture energy project business with long-time business partner DCO Energy, completed the acquisition of The Energy Network, LLC, the holding company for TEN Companies, Hartford Steam Company and CNE Power I, LLC from Iberdrola USA, Inc. for approximately $50.5 million in late April. These key assets provide district energy services to a variety of tenants. The downtown cogen system provides chilled and heated water plus electric generation to forty-four buildings. The South-end cogen system provides electric generation, and chilled and heated water to two tenants, Hartford Hospital and The Learning Corridor, a multi-building campus housing several educational institutions and a performing arts center.

Energenic began providing for the energy needs at the Revel resort complex in Atlantic City which opened to the public in April, two months ahead of schedule. This $162.0 million district energy facility was project financed and provides all heating, chilling, and electricity to this upscale, destination resort.

With the completion of the Hartford Steam acquisition and the opening of the district energy facility serving Revel, our energy project portfolio consists of 31 projects producing over 71 megawatts.

Presently, the Marina/Energenic project construction queue consists of two cogeneration/thermal projects and seven solar projects which are projected to come on-line by the end of 2012. Energenic’s cogeneration facility at the district energy facility that serves Revel Resort in Atlantic City is expected to be operational during the second quarter of 2012. This $23.0 million plant will provide 7.8 megawatts of additional capacity to the district energy facility. The 7 solar projects range in size from 1.0 megawatt to 7.4 megawatts and will provide over 20 megawatts when completed, at a total cost of $81.2 million. These projects will become operational between the second and fourth quarters of 2012.

Energenic also recently reached an agreement to design, build, own and operate an energy facility in northern New Jersey with CHP, thermal and solar components. We anticipate a detailed announcement in the coming weeks. This $96.0 million project is expected to be completed in mid-2013 and will be project financed.

Our project queue of potential energy projects is extremely robust. Opportunities abound for both the construction of, and the acquisition of, CHP/thermal, landfill-gas-to-electricity and solar projects. We currently have 11 potential projects in the medium/advanced stage of business development; if negotiated and built, these projects could add significantly to the generation capability of our project portfolio. Our goal is to complete 1 to 3 CHP/thermal projects per year through 2015 and selectively round out our energy project portfolio with solar and landfill-gas-to-electric as long as grants and tax incentives are available.

MORE-

SJI Earnings – Add 4

SJI’s Financial Position Remains Strong: Our equity-to-capitalization ratio, inclusive of short-term debt, was 46% at March 31, 2012 as compared with 50% at the end of the March 2011. Elevated levels of short-term debt as a result of our infrastructure investments and the impact of warmer weather on working capital at the utility, and energy project investments at Marina, drove the decrease in our equity-to-capitalization ratio for the first quarter of 2012. Our goal remains for this ratio to average at approximately 50% annually. In support of that goal, SJI revised its dividend reinvestment plan at the end of the second quarter 2011 from purchasing shares used in the program in the open market to using newly issued shares. Between dividend reinvestment and optional cash purchases made through the plan, SJI raised equity capital of $2.9 million during the first quarter of 2012. We anticipate raising at least a total of $30 million of equity through the dividend reinvestment program in 2012 in support of our 50% equity-to-capitalization goal.

Webcast Details
South Jersey Industries’ Chairman and CEO, Edward J. Graham, will host a live webcast from the 2012 AGA Financial Forum at 2:30 p.m. EDT (11:30 a.m. MST) on Monday, May 7th. To access the webcast, simply visit the South Jersey Industries website at http://www.sjindustries.com, click on Investors and then click on the webcast icon.  A slide presentation will be available for download on SJI’s website. A replay of the webcast will be available on SJI’s website within 24 hours of the live event. SJI encourages shareholders, media and members of the financial community to listen to the webcast.

Forward-Looking Statement
This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; the timing of new projects coming online; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

-MORE-

SJI Earnings – Add 5

About South Jersey Industries
South Jersey Industries (NYSE: SJI) is an energy services holding company.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates energy efficiency while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina Energy develops and operates on-site energy projects.  South Jersey Resources Group provides wholesale commodity marketing and risk management services. South Jersey Energy Service Plus installs, maintains and services residential and commercial heating, air conditioning and water heating systems; services appliances; installs solar systems; provides plumbing services and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

Explanation and Reconciliation of Non-GAAP Financial Measures: This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings, Economic Earnings per share, Non-Utility Economic Earnings, Wholesale Energy Economic Earnings, and Retail Energy Economic Earnings. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all commodity derivative transactions and the ineffective portion of interest rate derivative transactions that we are marking to market, and (2) less realized gains and plus realized losses, as applicable and in each case after tax, on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of gas in storage in the period of withdrawal. Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share:

-MORE-

SJI Earnings – Add 6

	Three Months Ended March 31
	2012	2011
	(In thousands except per share data)

Income from Continuing Operations	$54,211	$51,831
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(4,198)	(3,117)
Realized Losses/(Gains) on Inventory Injection Hedges	24	172
Economic Earnings	$50,037	$48,886

Earnings per Share from Continuing Operations	$1.79	$1.73
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(0.14)	(0.10)
Realized (Gains)/Losses on Inventory Injection Hedges	0.00	0.00
Economic Earnings per Share	$1.65	$1.63

	Three Months Ended March 31
	2012	2011
	(in thousands except per share data)

Non-Utility Income From Continuing Operations	$19,173	$19,535
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(4,198)	(3,117)
Realized Losses/(Gains) on Inventory Injection Hedges	24	172
Non-Utility Economic Earnings	$14,999	$16,590

Wholesale Energy Income From Continuing Operations	$5,797	$6,027
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Commodity Derivatives	(1,881)	(828)
Realized Losses/(Gains) on Inventory Injection Hedges	24	172
Wholesale Energy Economic Earnings	$3,940	$5,371

Retail Energy (Loss)/Income From Continuing Operations	$13,376	$13,508
(Minus)/Plus:
Unrealized Mark-to-Market (Gains) on Derivatives	(2,317)	(2,289)
Retail Energy Economic Earnings	$11,059	$11,219

###

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED

	Three Months Ended March 31,
			Increase
	2012	2011	(Decrease)
Operating Revenues:
Utility	$179,202	$174,389	$4,813
Nonutility	95,630	157,533	(61,903)

Total Operating Revenues	274,832	331,922	(57,090)

Operating Expenses:
Cost of Sales - (Excluding Depreciation)
Utility	86,265	82,640	3,625
Nonutility	70,603	133,580	(62,977)
Operations	27,782	25,694	2,088
Maintenance	3,192	3,009	183
Depreciation	9,604	8,652	952
Energy and Other Taxes	3,878	5,300	(1,422)

Total Operating Expenses	201,324	258,875	(57,551)

Operating Income	73,508	73,047	461

Other Income and Expense	1,873	6,572	(4,699)
Interest Charges	(5,493)	(5,981)	488

Income Before Income Taxes	69,888	73,638	(3,750)

Income Taxes	(15,884)	(22,510)	6,626
Equity in Earnings of Affiliated Companies	207	703	(496)

Income from Continuing Operations	54,211	51,831	2,380

Loss from Discontinued Operations - (Net of tax benefit)	(136)	(383)	247

Net Income	54,075	$51,448	2,627

Basic Earnings Per Common Share:

Continuing Operations	$1.79	$1.73	$0.06
Discontinued Operations	(0.00)	(0.01)	0.01

Basic Earnings Per Common Share	$1.79	$1.72	$0.07

Average Shares of Common Stock Outstanding - Basic	30,249	29,899	350

Diluted Earnings Per Common Share:

Continuing Operations	$1.79	$1.73	$0.06
Discontinued Operations	(0.01)	(0.01)	0.00

Diluted Earnings Per Common Share	$1.78	$1.72	$0.06

Average Shares of Common Stock Outstanding - Diluted	30,323	29,991	332

FOR IMMEDIATE RELEASE